UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 2, 2009

GENTA INCORPORATED (Exact Name of Registrant as Specified in Charter)

Delaware	000-19635	33-0326866
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Connell Drive, Berkeley Heights, NJ	07922
(Address of Principal Executive Offices)	(Zip Code)

(908) 286-9800
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 2, 2009, Genta Incorporated (the “Company”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain accredited institutional investors listed on the signature page thereto, to place up to $12 million of senior secured convertible notes (the “2009 Notes”) and corresponding warrants (the “Warrants”) to purchase common stock with such investors (the “Financing”). The Company has closed on approximately $6 million of such Notes and Warrants (the “Initial Closing”) on April 2, 2009.

The 2009 Notes will bear interest at an annual rate of 8% payable semi-annually in other senior secured convertible promissory notes (“Other Notes”) to the holder, and will be convertible into shares of the Company’s common stock at a conversion rate of 500,000 shares of common stock for every $1,000.00 of principal.  Until the earlier of three years from the Initial Closing or three months after the Company receives United States or European approval of Genasense, the holders of the 2009 Notes have the right, but not the obligation, to purchase in whole or in part the remaining approximately $6 million of principal amount of the 2009 Notes.  The Company shall have the right to force conversion of the 2009 Notes in whole or in part if the daily volume weighted average price of the Company’s common stock exceeds $0.20 for a period of 20 consecutive trading days.  Pursuant to an amended and restated general security agreement (the “Security Agreement”), the 2009 Notes are secured by a first lien on all assets of the Company, subject to certain exceptions set forth in the Security Agreement.  The 2009 Notes include certain events of default, including a requirement that the Company effect a reverse stock split of the Company’s Common Stock within 105 days of the Initial Closing.  There are currently not enough shares of common stock authorized under the Company’s certificate of incorporation to cover the shares underlying the 2009 Notes.

As previously disclosed, in June 2008, the Company entered into a securities purchase agreement with certain institutional and accredited investors listed on the signature page thereto (“2008 Investors”) to place up to $40 million of senior secured convertible notes (the “2008 Notes”) to purchase common stock with such investors (the “2008 Financing”).  In connection with the 2009 Notes, the Company entered into a consent agreement (the “Consent Agreement”) with the 2008 Investors under which the 2008 Investors, among other things, (i) consented to the Financing and certain other events; (ii) agreed to receive interest payments under the 2008 Notes in the form of additional 2008 Notes; (iii) agreed to a limitation on their right to convert the 2008 Notes; and (iv) agreed that the security interest granted in connection with the current Financing will be in parity with the security interest granted in connection with the 2008 Financing.  In exchange for the foregoing agreements, the Company granted the 2008 Investors the right to purchase 2009 Notes equal to the principal amount of the 2008 Notes currently held by such 2008 Investors (the “Purchase Rights”) and a right of first refusal to participate in a future financing of the Company that meets criteria specified in the Consent Agreement.  In addition, the Company agreed to refrain from taking certain actions specified in the Consent Agreement without the consent of the 2008 Investors.  If the Company breaches its obligations under the Consent Agreement, it will be obligated, at the request of any 2008 Investor, to repurchase such investor’s outstanding Purchase Right at a premium described in the Consent Agreement.

Rodman & Renshaw, LLC, a wholly-owned subsidiary of Rodman & Renshaw Capital Group, Inc. served as the exclusive placement agent for the offering.

The 2009 Notes and the Warrants offered and the common stock issuable upon conversion of the 2009 Notes, or upon exercise of the Warrants, have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements.

The Company intends to attach a complete copy of each of the form of senior secured convertible note, the Securities Purchase Agreement, the Security Agreement, the Consent Agreement and related documents of the Company to an amended Form 8-K to be filed before April 6, 2009.  The foregoing description of the Financing, and any other documents or filings referenced herein, are qualified in their entirety by reference to such exhibits, documents or filings.

The Company issued a press release on April 2, 2009 to announce the Financing.  A copy of the press release is filed herewith as Exhibit 99.1.

Item 3.02	Unregistered Sale of Equity Securities

See Item 1.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of the Company issued on April 2, 2009 announcing the Financing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTA INCORPORATED

By:	/s/ Gary Siegel
Gary Siegel
Vice President, Finance (Principal Financial and Accounting Officer) and Interim Corporate Secretary
Dated: April 3, 2009